Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258754
COTTONWOOD COMMUNITIES, INC.
SUPPLEMENT NO. 12 DATED JUNE 7, 2022
TO THE PROSPECTUS DATED NOVEMBER 4, 2021

This document supplements, and should be read in conjunction with, the prospectus of Cottonwood Communities, Inc. dated November 4, 2021 as supplemented by supplement no. 1 dated November 16, 2021, supplement no. 2 dated November 22, 2021, supplement no. 3 dated November 30, 2021, supplement no. 4 dated December 15, 2021, supplement no. 5 dated January 18, 2022, supplement no. 6 dated February 16, 2022, supplement no. 7 dated March 15, 2022, supplement no. 8 dated March 31, 2022, supplement no. 9 dated April 15, 2022, supplement no. 10 dated April 25, 2022 and supplement no. 11 dated May 16, 2022. As used herein, the terms “we,” “our” and “us” refer to Cottonwood Communities, Inc. and, as required by context, Cottonwood Residential O.P., LP, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose an update on a potential stock-for-stock merger transaction with an affiliate.

Potential Acquisition Update

As of June 4, 2022, our conflicts committee and the special committee of Cottonwood Multifamily Opportunity Fund, Inc. (“CMOF”), each of which is comprised solely of directors who are independent of management and were assisted by their own advisors, agreed to a non-binding term sheet for a merger transaction pursuant to which we would acquire CMOF in a stock-for-stock transaction. Pursuant to the term sheet, merger consideration of 0.8669 shares of our class A common stock would be provided to each holder of CMOF common stock in exchange for each share of CMOF common stock. Additional information about the potential acquisition was provided in supplement no. 10 dated April 25, 2022.

Although the parties have agreed to a non-binding term sheet with an agreed upon exchange ratio, we can provide no assurances that a definitive agreement with CMOF will be executed or that a merger will be completed, and moreover, that the exchange ratio will not be adjusted prior to the time of signing a definitive merger agreement. See “Forward-Looking Statements.”

Forward-Looking Statements

The forward-looking statements contained in this supplement regarding a proposed merger with CMOF are subject to various risks and uncertainties. Although we believe the expectations reflected in any forward-looking statements contained herein are based on reasonable assumptions, there can be no assurance that our expectations will be achieved. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of us, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from future results, performance or achievements projected or contemplated in the forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) risks associated with our ability to successfully negotiate and consummate a transaction on terms that are favorable to our stockholders, including the risks that a transaction with CMOF will not occur, (ii) unanticipated difficulties or expenditures relating to the transaction, and (iii) those additional risks and factors discussed under the heading “Risk Factors” in our prospectus as supplemented. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should not place undue reliance upon forward-looking statements.